Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

4D Molecular Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,611,226	(2)	$15.81	(4)	$25,473,483.06	$0.0000927	$2,361.39
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	25,000	(3)	$15.81	(4)	$395,250.00	$0.0000927	$36.64
Total Offering Amounts							$25,868,733.06		$2,398.03
Total Fee Offsets(5)									$—
Net Fee Due									$2,398.03

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of 4D Molecular Therapeutics, Inc.’s (the “Registrant”) common stock that become issuable under the 2020 Incentive Award Plan (the “2020 Plan”) and the 2020 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents the additional shares of common stock available for future issuance under the Registrant’s 2020 Plan resulting from an annual increase as of January 1, 2022.
(3)	Represents the additional shares of common stock available for future issuance under the Registrant’s ESPP resulting from an annual increase as of January 1, 2022.
(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the 2020 Plan and the ESPP are based on the average of the high and the low price of Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 25, 2021, which was $15.81.

(5)	The Registrant does not have any fee offsets.